Exhibit 99.1

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

WISE METALS GROUP

Moderator: David D’Addario

December 17, 2007

3:00 pm CT

Operator:	Good afternoon. My name is (Jeretha) and I will be your conference operator today. At this time, I would like to welcome everyone to the Wise Metals Group Third Quarter 2007 conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. D’Addario, you may begin your conference.

David D’Addario:	Good afternoon and thank you (Jeretha). I’m joined here today by Ken Stastny, our CFO and Mike Sheridan, our Treasurer. Phillip Tays, our Executive VP is in Alabama at the Listerhill facility.

Once again it is necessary to state the following disclaimer: actual results or outcomes may differ materially than those that may be expected and could cause the actual outcomes or results to differ.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Risk factors that could cause results or outcomes to differ are set forth in the company’s previous filing with the SEC. As with prior calls, we ask that you allow us to make our comments first and hold your questions until the end.

With that being said, I would like to refer you to our Press Release that was issued earlier today and is available on our website at www.wisemetals.com.

First let me say that I regret the delay in holding the conference call. But as you will see, there was a flurry of activity in the last two months that required us to delay this call.

Most of the issues concerned technical accounting issues. Ken will discuss the accounting reasons for the delay in filing our quarterly reports and will also discuss the prior quarter economics.

I will spend most of my time discussing the key events of the last 30 days. And lastly, I have invited Phil Tays, our Executive VP and Plant Manager at Wise Alloys to discuss the operations and initiatives at our Listerhill facility.

As I have stated over the past few conference calls, the expectations for earnings this year would be less than desirable. Excuse me. This occurred primarily as a result of the inventory adjustments made by our customers and lack of liquidity needed to officially operate the company.

Although Ken will elaborate on these items, we have obviously fixed our liquidity concerns with a $75 million investment by the Retirement Systems of Alabama.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

In addition, our backlog of orders under contract demonstrates that we will have sufficient orders to maximize the plant’s (efficacy) not only for 2008, but for the foreseeable future.

As Phil will comment, at this moment we are running at nearly full capacity. The backlog consists of orders from almost every major can maker including Ball, Rexam and Crown.

As we recently announced, we have obtained substantial orders from Crown in Europe, the Middle East and domestically. We are extremely proud to have renewed our relationship with this world-class organization.

In addition, we have renewed our contract with Nafcel, a Middle East company that produces (ends) at more than twice the volumes of the previous year. And lastly, we have entered into a contract with Rexam to supply its European operations.

In total, we intend to supply foreign entities nearly 150 million pounds of can stock in each of 2008, 2009 and 2010. Once again, this is a very favorable mix of end stock to body stock.

Although we still have not been able to restore our domestic volumes back to levels of previous years, the trend seems to be switching back to growth rather than loss of domestic volumes that we have incurred in the last several years.

At present, we anticipate a minimum of 10% growth in domestic can sheet. This may appear high based on recent industry growth projection, but remember certain can manufacturers had indicated reductions of their inventory levels during 2007.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

The economy has affected all of the companies that compete in commercial product sales. However, we are seeing some modest growth in sales between increases in specific products we sell and obtaining new customers.

We also believe rigid containers or food cans will not see any material changes in volume for 2008. When you combine the various areas, substantial increase in can sheet, foreign and domestic, with stability in commercial products and rigid container, you can see the mill has very little extra capacity for 2008.

However, I should emphasize that in the fourth quarter we will not yet realize the full benefit of our efforts. Although we have currently increased production, it did not occur until just recently.

We were not able to reestablish our hedging policy until 2008. And lastly, we incurred additional expense during our labor situation.

As we announced on October 4 and I stated earlier, Wise expanded its relationship with the Retirement Systems of Alabama or RSA. The RSA contributed $75 million in exchange for convertible preferred equity interest in Wise.

The preferred interest is convertible into 25% common membership interest in Wise. Previously, the RSA provided debt secured funding of approximately $30 million to Wise. The funding was provided—was to provide working capital and support the business operations for, in particular, the expanded business volume I just reviewed.

This funding and our relationship with the RSA permit us to take advantage of any and all opportunities that arise in the aluminum industry.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Another major accomplishment was reaching new long term contracts with our major unions. Prior to these agreements, Wise had 12 unions at its Listerhill facility. Today, there is one union—the United Steelworkers at the Alloys facility, one union, the Operating Engineers at our Alabama Reclamation Operations and one union, the Carpenters, at our (Sheffield) facility.

It was always our desire to reach an agreement with these unions prior to the contract expiration. Unfortunately, we were unable to accomplish that goal and we did incur strike in which the various unions walked out for between 24 and 96 hours, including weekends.

Other than the strike, the overall demeanor of the two months of discussion were, if I can say, held in a (flight), constructive and overall professional manner.

I want to thank the union leadership for that and hope this type of relationship will continue through the life of the five year agreements, and well into the future.

I also want to thank the members of my negotiating team, (Sandra Scarborough), VP of Human Resources, (David Duford), Director of Labor Relations, and our outside counsel, William Miossi of Winston & Strawn; and of course, Phil Tays, Executive Vice President and Plant Manager.

Lastly, I need to acknowledge all the salary employees that implemented our contingency plan to keep the mill operating during the labor stoppage. I know that there were numerous people who were part of this contingency planning who took on production jobs as well into their normal jobs.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Before I provide a summary of the key terms of the contract, I need to address the state of our maintenance operations. Summarizing what I stated in the second quarter call, in late July we notified the building and trade unions that we were entertaining the possibility of outsourcing our maintenance functions.

We indicated we would outsource unless the unions can demonstrate that they could provide the same level of maintenance services and save Wise an amount equal to or greater than what several independent companies had indicated they could accomplish.

Included in every discussion with every company was the requirement that current employees be given preferential treatment in hiring process, that compensation and benefits be equal or greater than the employees were presently receiving, and that the new company’s employees would be allowed to unionize.

Unfortunately, the unions represented by the building and trades did not make a competitive offer and chose to walk out on November 1. ABB, a world leader in facility maintenance, immediately began to service our facility.

Since the building and trades contract had terminated, the premise of their walkout is based on an unfair labor practice. We have already had a favorable ruling on one claim and expect another favorable ruling on the other claim in the near future.

We still continue to hold informal discussions with the building and trades to hopefully minimize the impact on their membership, and more importantly on the community.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

The key points of the labor agreement are as follows. It’s a five year agreement, 2% annual wage increases, sharing of healthcare costs through product design and increased employee premiums, retiree healthcare eliminated, steelworkers to enroll in the Steelworkers Pension Trust Fund, Wise Alloys’ defined benefit plan is frozen.

Obviously, these are only the key items of the contract. As I stated at the start of my comments, this has been an extremely busy time—new financing, new customer contracts, reaching a key settlement with a major manufacturer and negotiating new union contracts.

In addition, we made a change to a new public accounting firm. For many years, the board has raised the issue of whether or policy of rotating order should be adopted.

It was decided that a formal policy would not be adopted. But after eight years, we probably should make a change. Accordingly, it was decided to change to PricewaterhouseCoopers from Ernst & Young.

This was PWC’s first quarterly review and as a result of all the other activities, we were unable to provide the with all the necessary information and analysis to file the 10-Q on a timely basis.

As we stated in the 8-K filing, there were some issues that did require some restatement that Ken will address. And with that, I will turn it over to Ken Stastny. Ken?

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Ken Stastny:

Thank you, David. Before I review the financial results for the quarter, I would like to take a brief moment to refer our listeners to an 8-K filing that occurred on Friday, which is now available on Edgar through the SEC.

This filing discusses the status of our review of current and prior financial statement for which we, along with our new auditors PricewaterhouseCoopers, have determined that a restatement of prior statements is in order to correctly restate the value of our LIFO reserve by increasing the reserve from 69.5 million to (73.1) million, an increase of 3.6 million as of December 31, 2006.

We are also making corrections to properly include freight costs incurred for outbound shipments to be included as a component of cost of sales as opposed to a reduction in net sales.

And finally, we are restating to properly reflect various components of pension accounting on the face of the financials in addition to disclosing those amounts in our footnotes to those statements.

We continue to work feverishly towards the completion of those restatements, which will include our 2006 10-K as well as our 2007 first and second quarter 10-Q’s, along with the current quarter’s filing.

All of these filings are expected to be completed by the end of the year. None of the adjustments noted above have any impact on adjusted EBITDA nor any other metric used to measure the company’s compliance with any of its debt obligations.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

I thank the efforts of our accounting staff and both the firms of PricewaterhouseCoopers and Ernst & Young as we work towards a conclusion of our review efforts.

And now turning to today’s Release, the company reported a net loss for the second of $25.7 million. This result includes an unfavorable impact of $2.6 million from FAS 133.

These results compare to a third quarter loss in 2006 of $53.9 million, which included a $22 million unfavorable impact for FAS 133 and a $25 million impact of metal costs accounted for on LIFO.

The most significant items impacting these third quarter results were the effect of lower production and lower aluminum prices, and the resulting impact to reduce margins.

While the company was not subject to any affect from metal price caps that were included in prior years’ results, the company was affected by a falling LME market.

This realized—this resulted in a realized sale value in the pass through of aluminum costs that was significantly less than the LME cost basis of the metal units when they were acquired and later sold in the third quarter.

This impact, referred to in our industry as the lag effect, is a risk effect that can be effectively managed through hedging as has been the practice of Wise up until recent quarters.

Due to liquidity constraints which, as David mentioned, has been addressed with the RSA financing, we did not maintain inventory hedge positions in the quarter which allowed the company to then become subject to the lag effect of ordinary metal pass through.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Looking at the LME recently, the second quarter market for aluminum — which provides a good barometer for third quarter metal input costs — averaged just over $1.28 while the third quarter market, which drove third quarter sale values, averaged $1.185 for an average per pound decrease of approximately $0.10 per pound during the quarter.

The total dollar impact from this lag effect on third quarter sales was approximately $13.5 million at Wise Alloys on approximately 132 million pounds of third quarter sales.

Similar impacts were noted at Wise Recycling, whose inventories generally turn every two weeks on average. Compared to last year, Recycling third quarter results were off by approximately $1.7 million.

The second major item impacting the quarter’s results was the continued lack of production activity that began in the second quarter as inventory levels were continued to be drawn down against a backdrop of reduced sales levels from the prior year.

Comparing to the third quarter 2006, lower production activity had an approximate $9.1 million adverse affect on results for the third quarter of 2007.

In analyzing the impacts of lower metal prices and lower production activity, we note that the primary root cause of these issues in the third quarter was the lack of liquidity. These liquidity constraints impacted our ability to hedge and did not allow us to maintain production levels at a pace that we ordinarily would have preferred to maintain, albeit during a quarter when sales volumes were off somewhat from the prior year.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

With proper liquidity, however, we would have looked to not only hedge effectively but to also seek to maintain, if not build, inventory levels ahead of what is expected to be a robust 2008 for sales volumes, most of which is already contracted and/or committed.

The combined effects of liquidity constraints on metal and production at Wise Alloys affected the quarter by approximately $22.6 million. Added the impacts of FAS 133 of $2.6 million—therefore totaling $25.2 million, third quarter results would otherwise have been expected to be close to break even with expectations of profitability to come from higher sales levels now expected in 2008.

Overall, our third quarter (2008) (sic) sales volumes were 174.6 million pounds down from 201.4 million pounds in the second quarter of 2007 and down from 203.8 million pounds in the third quarter of 2006.

For the three months ending September 30, 2007, consolidated sales decreased approximately 12% to $244.8 million compared to the same quarter of 2006. Consolidated sales on a year-to-date basis are relatively flat, being down 1% to $781 million.

In comparing third quarter 2006 to third quarter 2007, Wise Alloys’ sales decreased 13% from $240.3 million to $208.3 million. Wise Recycling’s sales decreased from $38.9 million to $36.2 million, a 1% decrease when comparing third quarter of 2006 to third quarter of 2007.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Shipments of commercial products within the common alloy markets, including distributor products, trailer roof, boat sheet, lamp base and other lighting products, increased in the first month—nine months of 2007 by 27% versus the same period in 2006.

This increase represents solid growth for Wise in these markets despite soft overall market conditions. Our growth is now expected to moderate in these markets as incremental sales volumes have been focused on can sheet products with improving margins, especially with the latest growth of volumes overseas.

As a percentage of total shipments at our Alloys facility, year-to-date shipments of commercial products represented approximately 23% of total output.

Turning now to capital expenditures, for the nine months ended September 30, our capital expenditures were $12.2 million compared to $8.2 million during the same period in 2006.

Significant projects in 2007 included furnace rebuilds in the first and second quarters. As mentioned in previous calls, Wise Alloys is also adding increased (risk) to its aluminum can stock capabilities, which will further diversify our product offerings over and above our current domestic and now expanded global market.

Total costs for this project will approach $20 million with the majority of these expenditures planned for 2008. Engineering studies and other preparatory work have been completed and progress remains very much on track with initial projections and estimates. Completion remains slated for the fourth quarter of 2008.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Providing an update on liquidity, as of September 30 the balance on our revolver which is capped at $207.5 million was $170 million compared to $193 million as of June 30.

The balance of $170 million as of June—as of September 30 represented the balance immediately prior to the closing of the $75 million RSA financing, which was used for working capital purposes and resulted in a corresponding decrease to the revolver balance.

This balance has increased since the funding as we complete the restoration of our inventory levels and are building those levels in advance of the higher working capital levels needed to meet 2008 demand. Currently our revolver stands at approximately $148 million.

Looking forward to the fourth quarter and into 2008, we would forecast that our working capital requirements will increase as a result of the inclusion of overseas sales with generally extended sales terms consistent with overseas activities.

This will result in an increased receivables balance, especially in the first quarter of 2008. Inventory balances are also expected to increase with much of that increase being realized here in the fourth quarter.

Much of this working capital impact however, may be offset by lower aluminum prices, which have continued to fall in the fourth quarter to today’s level of approximately $1.10 per pound, down from the $1.18 seen in the third quarter.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Due to our process of restoring our hedge positions which only just began here in the fourth quarter following the RSA funding, we should therefore expect to see similar lag effect impacts on our fourth quarter results.

We intend to, and are currently, restoring our metal hedge positions so as to minimize any lag effect in 2008. However, some impact may be realized especially in the first quarter as we cover our inventory exposure.

Also impacting fourth quarter 2007 results will be the impacts of reduced production rates in the fourth quarter, especially in November as we converted our maintenance function from internal staffing to a third party outsourcing specialist, namely ABB, combined with the effects of a temporary work stoppage related to renewing our labor agreements.

Phil will discuss these items in detail in a moment. But before I turn things over to Phil, I would like to summarize by saying that the impacts of tight liquidity are certainly apparent in the results for the third quarter as reflected in the adverse effects of ineffective metal price pass through and reduced production.

The issues of liquidity, however, have been addressed with the $75 million financing. Details of this arrangement will be included in our future SEC filings.

But in summary, however, the financing from the RSA comes in a way of a cumulative preferred equity position that David mentioned that carries a conversion feature equal to 25% of the common members’ interest of Wise Metals Group.

And now with that, I’d like to turn things over to Phil. Phil?

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Phillip Tays:

Thank you, Ken. As you can tell from both David and Ken’s comments, the operation of the mill was quite a challenge this year. The lower than expected orders and the tight metal supply placed an extreme burden on everyone at the mill.

Despite these obstacles, we continue to place a heavy emphasis on operating the mill in the most efficient manner and to achieve cost savings when and where possible.

The cooperative effort of operations and the financial people in accomplishing these objectives was outstanding and will be instrumental in realizing our full potential in 2008.

Furthermore, during this period we managed to maintain an outstanding safety record and provide a quality product to our customers. The recognition of quality of our product was recently recognized by Rexam who awarded Wise their Bronze Award as part of their supplier excellence process.

The award is based on metrics that evaluate suppliers on the reduction of costs while improving quality. I am extremely proud of this aware in which to recognize our quality team led by (Kermit Camel), (Wade Oughton) and (Tom Shaffer).

Without their leadership and their teams’ expertise, we would not receive this recognition. However, I know they will not rest until they achieve the Silver and Gold awards.

As you may be aware a few years ago, we adopted an operating system that we refer to as the Wise Operating System or WOS. One of the key elements of this operating system is the measurement of key process indicators — KPI’s — and continuous improvement.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

When you’re not operating at minimal and (unintelligible) levels, it becomes more difficult although not impossible to make improvements to some productivity related KPI’s.

However, by the effective use of our WOS, we were able to maintain and continue to improve our recovery rates and product quality. More importantly, with both an adequate metal supply and the increased production levels that are just beginning and will be fully implemented in January 2008, we expect to make significant productivity improvement gains once again next year.

Once the financing was achieved and the order book was filled, we immediately starting program of increasing our production rates. As David often says, the running of the mill is not a light switch in that you can’t just turn it off and on at will.

The lower level of casting in the prior months will keep the level of production down the line at lower quantities until the increased casting flows to the other processes.

The strike did slow us down a bit in getting the plant operating at its peak efficiency, but we fully anticipate being there by the beginning of January. In other words, by January we’ll be producing at some of the highest levels in years.

At that point, we should be able to start making additional operational improvements. My key initiatives and the mill’s key initiatives, and focus for 2008, include the following: maintaining and improving safety, inventory management, increased productivity and recovery rates, improved uptime, schedule attainment and increased energy efficiency.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Once again, these are initiatives that we have continually worked on over the years, but with many of the mills and the coating and finishing processes working at near capacity, we should be able to make significant progress in all these areas.

Now turning to maintenance, I am very excited about utilizing ABB’s expertise and maintenance programs to drive a more efficient maintenance operation here and reducing downtime, and increasing operational uptime.

The programs that ABB offer — in particular, plan maintenance — are a great improvement to what we currently use. Once their employees get familiar with the plant, we should see large savings.

The other area where we will see improvements is through the new collective bargaining agreement with the steelworkers, operating engineers and carpenters who represent all of our production employees.

In general, I believe we have new agreements that both sides can be proud of. We can still exercise our right to manage by controlling work assignments while respecting the desires of the membership and the agreement recognizes a need for continuing productivity and quality improvements.

As David said, this agreement was done in a constructive manner and I hope that we and the unions can build on this level of cooperation. As David has indicated and now I have said, we’ll be operating at a very high percentage of our capacity during 2008 and into the foreseeable future.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

The initiatives I previously referred to should not only save costs, but will also increase the overall capacity of the mill. The one project that will have the most positive impact on capacity is the widening of the three stand coal mill.

By widening the three stand, we will obviously be able to manufacturer a sheet that is nearly 20% wider than at the present with a corresponding increase in capacity.

With this expansion, we’ll be able to service the 14, 15 out body stock market that we presently do not service. In conjunction with this project, we will move substantial volumes of in stock for the five stand mill which will enable us to do one pass on in stock versus the two we do currently and further increase our coal roll in capacity.

At present, these products are on schedule with a completion date in the last quarter of 2008. To conclude my remarks, I have been in this industry for over 38 years and with Wise for almost ten, and I cannot remember a more exciting and challenging time than now.

With that, I’d like to turn it back to David.

David D’Addario:	Thank you, Phil. I appreciate that and if there are any questions now operator, we’d be more than happy to take a few questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question, press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again if you would like to ask a question, please press star 1 on your telephone keypad. There are no questions at this time.

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

David D’Addario:	Thank you very much. That will conclude our…

Operator:	Excuse me. I do apologize sir. You do have one question from the line of Paul Schaffer.

David D’Addario:	Okay.

Paul Schaffer:

Yes, hello there. Paul Schaffer at American Metal Market. Two nitpicking journalism type questions. There was reference to a Mideast customer in the early part (unintelligible) the discussion of Crown and Rexam. Could someone give me an exact citation for the company?

David D’Addario:	Nafcel.

Paul Schaffer:	Nafcel—what country is it based in?

David D’Addario:	It’s in the Middle East.

Paul Schaffer:

Okay. And the one other question is in terms of the improvement in the Wise Recycling numbers—the shipment numbers, do those shipment numbers include material going to your own mill or that’s shipment numbers to external customers? The physical quantity figure.

David D’Addario:	Those are external only.

Paul Schaffer:	External only. Thank you very much.

David D’Addario:	Thank you, Paul. Are there any other questions, operator?

WISE METALS GROUP

Moderator: David D’Addario

12-17-07/3:00 pm CT

Confirmation #24891061

Operator:	There are no further questions at this time.

David D’Addario:	Thank you very much. That will conclude our call for this quarter. Thank you.

Operator:	This concludes today’s Wise Metals Group Third Quarter 2007 conference call. You may now disconnect.

END